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                                                                    EXHIBIT 23.4

                          INDEPENDENT AUDITORS' CONSENT

         We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Weatherford International, Inc. Deferred Compensation Plan for Non-Employee Directors, As Amended, Weatherford International, Inc. Foreign Executive Deferred Compensation Stock Plan, Weatherford International Ltd. Restricted Share Plan and Weatherford International, Inc. 401(k) Savings Plan of our report dated June 27, 2003, relating to the statement of net assets available for plan benefits of Weatherford International, Inc. 401(k) Savings Plan as of December 31, 2002, the related statement of changes in net assets available for plan benefits for the year then ended and the supplemental schedule H, line 4i, schedule of assets (held at end of year) as of December 31, 2002, which appears in the December 31, 2002 Annual Report on Form 11-K of Weatherford International, Inc. 401(k) Savings Plan.

/s/ KPMG LLP

Houston, Texas
January 30, 2004